Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

TTM Technologies, Inc.:
We consent to the use of our reports dated March 13, 2009 (except for the section entitled “Adoption of Recent Accounting Pronouncements and Adjusted Consolidated Financial Statements” in Note 2 as to which the date is December 14, 2009), with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the Current Report on Form 8-K of TTM Technologies, Inc. and subsidiaries dated December 15, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.
Our report on the consolidated financial statements of TTM Technologies, Inc. and subsidiaries refers to the adoption of Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007 and to the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, effective January 1, 2009.
/s/ KPMG LLP

Salt Lake City, Utah
December 23, 2009